August 14, 2015

Michael Marckx
c/o Spy, Inc.
2070 Las Palmas Drive
Carlsbad, CA 92011

Re:	Separation and Consulting Agreement

Dear Michael:

This letter sets forth the terms of the separation and consulting agreement (this “Agreement”) that Spy, Inc. (the “Company”) is offering to you in connection with your separation from the Company and the Board of Directors of the Company, and relinquishing your executive officer titles with the Company.

1.               Separation Date. You agree and acknowledge that, effective August 14, 2015 (the “Separation Date”), you will no longer serve as a director on the Board of Directors of the Company, and will relinquish your title as the Company’s Chief Executive Officer, and any other officer positions currently held with the Company, consistent with the Company’s intention not to renew your Amended and Restated Executive Employment Agreement, dated October 31, 2011, as amended on December 15, 2011 and October 16, 2012 (together, the “Employment Agreement”), beyond its termination date, December 15, 2015 (the “Termination Date”).   Notwithstanding the above, you will continue to provide services to the Company as specifically requested by the Chairman of the Board of the Company (“Chairman”), through the Termination Date, and such services will be provided by you from your home office, beginning September 15, 2015, unless otherwise requested by the Chairman.   The Company and you acknowledge and agree that your Employment Agreement, will continue in full force and effect through the Termination Date.  You further agree and acknowledge that the circumstances of your separation as provided hereunder do not qualify as “termination by Company without cause” as defined in the Employment Agreement, or otherwise entitle you to any severance or other benefits thereunder.  The Company further agrees and acknowledges that the circumstances of your separation as provided hereunder do not qualify as “Executive’s Resignation” as defined in the Employment Agreement and do not operate to automatically terminate the Agreement, or any term contained therein.

2.               Expenses. You shall submit, within thirty (30) days after the Separation Date, expense reports to the Company seeking reimbursement for any business expenses incurred through the Separation Date. The Company will reimburse you for these business expenses, pursuant to its standard policies and practices. Please submit your expense report to: Spy, Inc.; Attn: Finance, 2070 Las Palmas Drive, Carlsbad, CA 92011.  Any expenses incurred between the Separation Date and the Termination Date shall be subject to approval by the Chairman as a condition to reimbursement.

3.                         Separation Benefits.  Although the Company is not otherwise obligated to do so, if you timely sign, date and return this fully executed Agreement to the Company, the Company will provide you with the following separation benefits (the “Separation Benefits”):

(a) Continued Eligibility for 2015 Bonus. You will remain eligible for an annual bonus for calendar year 2015, paid pro-rata for the period between January 1, 2015 and the Termination Date (the “Bonus”), which will be determined within the sole discretion of the Company’s Board of Directors (the “Board”), or an authorized committee of the Board, if so delegated by the Board. If the Board (or authorized committee) approves a Bonus for you, such Bonus will be subject to standard payroll deductions and withholdings, and will be paid to you during the 2016 calendar year at the same time that 2015 bonuses are paid to the Company’s other eligible executive employees (but in no event will the Bonus be paid to you later than April 30, 2016).

(b)  Continuity of Salary.  Notwithstanding the termination of your Employment Agreement on the Termination Date, the Company shall pay you your base salary required to be paid thereunder through December 31, 2015.

(c) Consulting Agreement.  Beginning on January 1, 2016 and continuing for a period of one-year thereafter (the “Consulting Term”), the Company will retain you, and you will agree to make yourself available to perform services as a consultant under the terms of the Consulting Agreement attached hereto as Exhibit A, which Consulting Agreement shall contain standard terms and conditions.  The Consulting Agreement shall be effective January 1, 2016, following termination of the Employment Agreement on the Termination Date.

(d)  Miscellaneous.  You shall be entitled to keep your current cell phone and computer, including one monitor (“Company Electronics”).  Which Company Electronics shall be cleaned of all Company data and files.  All expenses associated with maintaining such Company Electronics shall be born by you, including all costs and expenses to connect to the Internet.

4.                         Health Insurance.  You will be eligible to continue your group health insurance benefits after the Termination Date, through December 31, 2016 (the “Coverage Period”), by the Company’s current group health insurance policies. The Company agrees to pay up to $1,200.00 per month for such coverage.  Upon termination of the Consulting Agreement, you will be provided with a separate notice specifically describing your rights and obligations to continuing health insurance coverage under COBRA; provided, however, the Company shall not be obligated to pay or reimburse you for any premiums necessary to continue health insurance coverage under COBRA after termination of the Consulting Agreement.

5.                         Trading.  You acknowledge and agree that from the Separation Date and continuing through the Consulting Term, you will continue to be subject to all applicable trading blackout periods and employee policies relating to the trading, sale or purchase of any shares of the Company’s common stock, including but not limited to any shares you acquire, or have acquired, upon your exercise of any employee stock options, including that you will be required to secure permission from the Company’s Chief Financial Officer before initiating any such trade, sale or purchase.

6.               Payment for Accrued and Unused Vacation Time; No Other Compensation or Benefits.  The Company acknowledges that as of August 14, 2016, you have earned and accrued six (6) weeks of vacation time, which is unused to date.  The Company shall pay you the cash-equivalent of your accrued and unused vacation time, at your current rate of pay, on or before the Termination Date. You acknowledge that, except as expressly and specifically provided in this Agreement and the Consulting Agreement, you have not earned and will not receive from the Company any additional compensation, bonus, severance, or benefits before or after the Termination Date, with the sole exception of any benefit the right to which has vested as of the Termination Date under the express terms of a Company benefit plan.

7.                         Return of Company Property. You agree to immediately return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including but not limited to any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You also agree to immediately make a diligent search to locate any such documents, property and information. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, or portable electronic device (e.g., iPhone or iPad) (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then on or before the fifth day following the Separation Date, or earlier if requested, you will provide the Company with a computer-useable copy of all such information and then permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form. You agree to provide the Company access to your Personal Systems, if requested, for the purpose of verifying that the required copying and/or deletion is completed. The Company will provide you with access to its confidential and proprietary information or materials to the extent needed for you to perform your consulting services.

8.                         Proprietary Information Obligations. You agree to refrain from any use or disclosure of the Company’s confidential or proprietary information or materials. Additionally, you reaffirm your obligation to comply with the Proprietary Information Agreement, and Confidential Information and Invention Assignment Agreement you previously signed (attached hereto as Exhibit B).

9.                         Mutual Nondisparagement. You agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders, investors and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to your business, business reputation or personal reputation; provided that the parties may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.

10.               Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or affiliate.

11.               Cooperation. You agree to voluntarily cooperate with the Company, if you have knowledge of facts relevant to any threatened or pending claim, investigation, audit or litigation against or by the Company, by making yourself reasonably available without further compensation (except pursuant to the Consulting Agreement, and other than your preapproved, reasonable and documented expenses) for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

12.               No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

13.               Mutual Release of Claims.

(a) General Release.  The Company and you hereby generally and completely agree to release the other and its and their current and former directors, officers, employees, shareholders, investors, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date of execution of this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including but not limited to all claims for severance benefits under your Employment Agreement); (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Family and Medical Leave Act (as amended) (“FMLA”), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), the California Family Rights Act (“CFRA”), and the California Fair Employment and Housing Act (as amended).

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you or the Company may have pursuant to any written indemnification agreement to which you or the Company are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding. You and the Company hereby represent and warrant to the other that, other than the Excluded Claims, you and the Company are not aware of any claims you or the Company have or might have against any of the Released Parties that are not included in the Released Claims.

(d) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for this ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) calendar days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) calendar days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the Effective Date, provided that you do not revoke it prior to such date.

(e) Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you and the Company acknowledge that you and the Company have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

14.                Representations. You hereby represent that you have been paid all compensation owed for all time worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the FMLA, CFRA or any applicable laws or Company policies, and you have not suffered any work-related injury or illness for which you have not already filed a workers’ compensation claim.

15.               Miscellaneous. This Agreement, along with Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including but not limited to those in the Employment Agreement). This Agreement may not be modified or amended except in a written agreement signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties, insofar as possible under applicable law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement shall be deemed to have been entered into, and shall be construed and enforced, in accordance with the laws of the State of California without regard to conflicts of law principles. This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and date it below. If you do not sign and return it to the Company, the Company’s offer to enter into this Agreement will expire (including the offer to enter into the Consulting Agreement).

We sincerely appreciate your leadership developing the SPY brand and managing the Company since you joined the Company, and certainly wish you the best in your future endeavors.

Sincerely,

SPY, INC.

By:	/s/ Seth Hamot
Seth Hamot Chairman of the Board ACCEPTED AND AGREED TO: /s/ Michael Marckx Michael Marckx

EXHIBIT A

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is effective as of January 1, 2016 (the “Effective Date”), between Spy, Inc. (the “Company”) and Michael Marckx (“Consultant”). In consideration of the mutual promises set forth in this Agreement, the Company and Consultant hereby agree as follows:

1. Consultant Status. Subject to the terms and conditions of this Agreement, the Company hereby engages Consultant as an independent consultant to perform the services set forth herein, and Consultant hereby accepts such engagement. As a condition of this engagement, Consultant shall not be eligible to participate in any benefit programs or plans that the Company offers to its employees (other than to the extent Consultant is a participant in any such program or plan as a result of the Separation Agreement and/or benefits he accrued while employed by the Company and/or its subsidiaries), and Consultant shall have no entitlement to vacation pay, holiday pay, sick leave, retirement plan contributions, bonuses, incentive or equity awards, social security, workers’ compensation, non-COBRA health benefits, life or disability insurance benefits, unemployment insurance benefits, or any other employee benefits or perquisites of any kind. By accepting this offer of engagement for consulting services, Consultant agrees to irrevocably waive participation in all those plans and programs.

2. Term. In exchange for the Consulting Fee (as defined below), Consultant will provide the Company with consulting services on an as-needed basis for 12 months commencing as of the date of Effective Date and ending December 31, 2016 (the “Consulting Period”); provided, however, Consultant may terminate this Agreement prior to the expiration of the Consulting Period by providing written notice to the Company (“Early Termination Date”), and for purposes of this Agreement, the Consulting Period shall terminate on the Early Termination Date.

3. Compensation.

(a) Consulting Fee. The Company shall pay Consultant $7,500 per month during the Consulting Period (the “Consulting Fee”) in arrears on the 15th day of each month (each payment date, a “Payment Date”), in consideration of and subject to Consultant’s continued service with the Company through each Payment Date, Consultant’s compliance with the terms and conditions of this Agreement and Consultant’s execution and non-revocation of a general release of claims against the Company, in substantially the form attached hereto as Exhibit A on or following the end of the Consulting Period (as defined below).

(b) Reimbursements. During the term of this Agreement, the Company will reimburse Consultant for all reasonable and necessary travel-related expenses incurred by Consultant directly relating to Consultant’s performance of the Consulting Services (as defined below) if advance written approval by the Chairman of the Board of Directors of the Company (the “Chairman”) or his designee of such travel-related expenses is obtained. All requests for reimbursement for travel-related expenses must be accompanied by documentation in form and detail sufficient to meet the requirements of the taxing authorities with respect to recognition of business-related travel expenses for corporate tax purposes. No request for expense reimbursement shall be submitted more than 30 calendar days following the date the expenditure was incurred, and Consultant shall receive all reimbursements due hereunder within 90 calendar days after the submission of the request for expense reimbursement.

4. Duties. Such consulting services will primarily consist of the following duties: (a) consult with and advise the Company with respect to the transition of the Chief Executive Officer duties and responsibilities; (b) consult with and advise the Company with respect to the Company’s on-going operations; (c) work on special assignments relating to certain marketing activities assigned by the Chairman or his designee; (d) cooperate with the Company as provided in Paragraph 12; and (e) provide such other services as may be reasonably requested by the Chairman or his designee (the “Consulting Services”). Consultant will cooperate fully with the Company to arrange reasonable times to provide these Consulting Services. The Consulting Services shall be of an advisory nature and Consultant shall have no power or authority to bind the Company in any way.

5. Avoidance of Conflicts of Interest during the Consulting Period. Subject to the terms of Paragraph 6 of this Agreement, during the Consulting Period, for the purpose of avoiding a conflict of interest and as a necessary step to protect the Company’s trade secrets and confidential, proprietary information, Consultant agrees that he shall not directly or indirectly, whether as an employee, consultant, independent contractor or otherwise, provide services to any person or entity engaged in the design, development, manufacturing, licensing, marketing, or other exploitation of eyewear (including, but not limited to, sunglasses, protective eyewear, goggles, or prescriptive glasses (together, “Eyewear”)), as well as licensed Eyewear or similar products that are competitive with the actual or reasonably contemplated Eyewear or other products distributed or planned to be distributed by the Company at the date of this Agreement (“Conflicting Services”). Consultant acknowledges and agrees that the provisions set forth in this Paragraph are reasonable and necessary to avoid a conflict of interest during the Consulting Period and to protect the Company’s trade secrets. The Company’s decision to engage Consultant, to provide the compensation to Consultant under this Agreement, and to provide Consultant with continuing access to Company confidential and proprietary information and trade secrets is premised on Consultant’s agreement to abide by the terms of this provision and to avoid providing Conflicting Services.  Upon termination of the Consulting Period, Consultant shall not be restrained from engaging in a lawful profession, trade, or business of any kind, consistent with Business & Professions Code § 16600.

6. Notice to Company in Event of Conflicting Engagement. Consultant agrees that if he elects to enter any engagement to perform any Conflicting Services during the Consulting Period, he will provide the Company with sixty (60) days advance written notice (“Notice”), which will include a description of such services. Consultant will send such written notice to Seth Hamot, Chairman of the Board of Directors, or his successor, at 2070 Las Palmas Drive, Carlsbad, CA 92011, or such other address provided in notice to Consultant.  Upon receipt of such Notice, the Company may elect to either terminate this Agreement effective on the date of receipt of such Notice or allow Consultant to provide Conflicting Services during the Consulting Period, such determination to be made in the sole discretion of the Company.  Consultant understands and agrees that if he is discovered to have engaged in Conflicting Services without notifying the Company, he will have to repay the Consulting Fee, pursuant to this Paragraph 6. The provisions of Paragraphs 2, 3, 4, 5 and 6 are indivisible and not severable. Therefore, if some or all of the provisions of those Paragraphs are held, for any reason, to be invalid, overbroad, or unenforceable, Consultant acknowledges and agrees that the Company’s obligation to pay the Consulting Fee will automatically and simultaneously be deemed null and void.  In the event this Agreement is terminated by Consultant pursuant to Paragraph 2 above, Consultant shall not be prohibited from providing Conflicting Services after the Early Termination Date; provided, however, in the event Consultant is determined to have provided Conflicting Services prior to the Early Termination Date, Consultant shall be obligated to repay the Consulting Fee, pursuant this Paragraph 6.

7. Ownership of Inventions. Consultant agrees that, to the fullest extent legally possible, any and all inventions, improvements, contributions, literary property, drawings, sketches, designs, works, materials, concepts, ideas, discoveries and trade secrets, whether patentable or copyrightable, that he conceives, discovers, creates, makes or invents (whether alone or jointly with others) during the Consulting Period will be work-made-for-hire owned solely and exclusively by the Company worldwide and in perpetuity if (i) made using equipment, supplies, facilities, or trade secrets of Company, (ii) based upon work performed by Consultant for the Company, or (iii) related to the businesses or actual or demonstrably anticipated research and development of the Company (collectively, “Inventions”). Even if any of the Inventions may be deemed not to constitute work-made-for-hire, they will be the sole and exclusive property of the Company. Consultant agrees to, and does hereby, irrevocably and unconditionally transfer, convey, and assign to the Company, in perpetuity and without any reservation of rights, all right, title, and interest to the Inventions, including, without limitation, all worldwide copyrights, patent rights (including patent applications and disclosures), mask work rights, trade secret rights, trademarks, trade dress rights, product design rights, Moral Rights (defined below), rights of privacy and publicity, intellectual property rights pertaining to the use, transmission, display, performance, exercise, or exploitation of the Inventions in any media now known or hereafter devised, know-how, and any and all other proprietary and intellectual property rights (including any renewal, revival, reversion, and extension rights) (collectively, the “Intellectual Property Rights”).

8. Moral Rights. Consultant agrees to and does hereby waive, to the maximum extent permitted by law, all Moral Rights in the Inventions and agrees never to assert, such rights against Company and also agrees to and does hereby consent to any action of the Company that would otherwise violate such rights and interests during and after the Consulting Periods. “Moral Rights” mean any rights to: (a) be identified as author or director of any Inventions, (b) object to or prevent the modification or destruction of any Inventions, (c) withdraw from circulation or control the publication or distribution of any Inventions, and (d) any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right” and including any performers’, data protection, or equitable remuneration rights.

9. Confidentiality. Consultant acknowledges and agrees that during the Consulting Period, and in his capacity as a Consultant, he will continue to be bound by the Proprietary Information Agreement, and Confidential Information and Invention Assignment Agreement previously executed by Consultant (together, the “Confidentiality Agreement”). Further, Consultant acknowledges that during the Consulting Period, he will continue to have access to and become acquainted with various trade secrets and non-public commercially valuable inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, accounts and procedures. Consultant agrees that he will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of performing the Consulting Services for the Company. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, artwork, notebooks, and similar items relating to the business of the Company, whether prepared by the Consultant or otherwise coming into his possession, and in whatever medium, shall remain the exclusive property of the Company. Consultant shall not retain any copies of the foregoing without the Company’s prior written permission. Upon the expiration or earlier termination of this Agreement, or whenever requested by the Company, Consultant shall immediately deliver to the Company all such files, records, documents, specifications, information, and other items, in whatever medium, in his possession or under his control.

10. Non-Solicitation. During the Consulting Period and continuing until the first anniversary of the end of the Consulting Period, and to the extent allowable by the governing law, Consultant shall not directly or indirectly, personally or through others, solicit or attempt to solicit, on the Consultant’s own behalf or on behalf of any other person or entity, the employment of any employee or consultant of the Company who is an employee or consultant of the Company.

11. Termination of Agreement.

(a) This Agreement may be terminated before December 31, 2016, by either party upon material breach of any term of this Agreement by the other party, including without limitation, Consultant’s breach of any of Consultant’s obligations under Paragraphs 3 through 10 and Paragraph 12 herein.

(b) In the event Consultant materially breaches this Agreement, all obligations of the Company hereunder shall cease and Consultant shall not be entitled to any payments under this Agreement in connection with or following the termination of this Agreement and the consulting relationship established hereby, except for any unpaid reimbursement for travel-related expenses that have been validly pre-approved.

(c) Further, in the event Consultant materially breaches this Agreement, Consultant understands and agrees that he shall be obligated to repay any payments of the Consulting Fee he received, whether such payments were received prior to or after such material breach.

12. Cooperation in Proceedings. The Consultant agrees that he shall fully cooperate with respect to any claim, litigation or judicial, arbitral or investigative proceeding initiated by any private party or by any regulator, governmental entity, or self-regulatory organization, that relates to or arises from any matter with which Consultant was involved during his employment with the Company, or that concerns any matter of which Consultant has information or knowledge (collectively, a “Proceeding”). Consultant’s duty of cooperation includes, but is not limited to: (i) meeting with the Company’s attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Consultant’s recollection of events; (ii) appearing at the Company’s request as a witness at depositions or trials, without the necessity of a subpoena, in order to state truthfully Consultant’s knowledge of matters at issue; and (iii) signing at the Company’s request declarations or affidavits that truthfully state matters of which Consultant has knowledge. The Company shall reimburse the Consultant for any reasonable documented costs and expenses and time (in an amount equal to $100 per hour) incurred in connection with any Proceeding after the Consulting Period. In addition, Consultant agrees to notify the Company’s Chairman of the Board of Directors, or his designee, promptly of any requests for information or testimony that he receives in connection with any litigation or investigation relating to the Company’s business. Notwithstanding any other provision of this Agreement, this Agreement shall not be construed or applied so as to require any party to this Agreement (each a “Party”) to violate any confidentiality agreement or understanding with any third party, nor shall it be construed or applied so as to limit any Party from providing candid, truthful statements to any governmental or regulatory body or compel any Party to take any action, or omit to take any action, requested or directed by any governmental or regulatory body.

13. Headings. The headings contained herein are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

14. Assignment. Consultant shall not assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, without the prior written consent of the Company.

15. Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants of this Agreement may be waived, only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

16. Entire Agreement. This Agreement constitutes the whole agreement of the parties hereto in reference to any service of Consultant to the Company and in reference to any of the matters or things herein provided for or discussed or mentioned in reference to such service with exception of Consultant’s obligations under the Confidentiality Agreement.

17. Severability. Except for the provisions of Paragraphs 2, 3, 4, 5 and 6, which are indivisible and not severable, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18. Survival. The representations and agreements of Consultant set forth in Paragraphs 7, 8, 9, 10, and 12 of this Agreement and in the Confidentiality Agreement shall survive the expiration or termination of this Agreement (irrespective of the reason for such expiration or termination).

19. Section 409A. The payments to which Consultant may become entitled to receive hereunder are intended to be exempt from or comply with Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”). The provisions of this Paragraph 19 shall qualify and supersede all other provisions of this Agreement as necessary to fulfill the foregoing intention. To the extent subject to Section 409A, any payments that Consultant may become entitled to receive pursuant to this Agreement are intended to comply with Code Section 409A(a)(2)(A)(iv) and, to the extent applicable, each and every payment to be made pursuant to this Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Consultant hereby acknowledges and agrees that the Company makes no representation regarding the potential tax implications of any payment to be provided hereunder and the Company shall have no liability to Consultant or any other person if any such payment becomes subject to taxation and penalties under Section 409A.

20. Taxes. Consultant acknowledges and agrees that Consultant, and not the Company, will be solely responsible for any and all taxes imposed upon Consultant as a result of entering into this Agreement, including without limitation any and all federal, state, local and foreign income and employment taxes. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon. Any compensation and benefits paid to Consultant will be reported to taxing authorities as the Company deems to be appropriate. Consultant agrees to hold the Company harmless from the fact or manner of the Company’s tax reporting. Consultant agrees to provide any and all information pertaining to Consultant upon request as reasonably necessary for the Company to comply with applicable tax laws.

21. Arbitration. The Company and Consultant agree to resolve any claims, disputes or causes of action that a Party may have with the other Party that would be justiciable under applicable state or federal law (“Arbitrable Dispute”) through final and binding arbitration. This arbitration shall take place in San Diego, California, under the then-current arbitration rules and procedures for employment disputes governing arbitrations administered by the American Arbitration Association, before a single neutral arbitrator who is an experienced employment arbitrator licensed to practice law in California selected in accordance with those rules. The arbitrator may not modify or change this Agreement in any way. The Company is responsible for any filing fee and the fees and costs of the arbitrator. Each party shall pay for its own attorneys’ fees and costs. If any Party prevails on a statutory claim which affords attorneys’ fees and costs, the arbitrator may award reasonable attorneys’ fees and/or costs to the prevailing Party. At the conclusion of the Arbitration, the arbitrator shall issue a written award. Either Party shall have the right, within 20 days of issuance of the arbitrator’s opinion, to file with the arbitrator a motion to reconsider (accompanied by a supporting brief), and the other party shall have 20 days from the date of the motion to respond. The arbitrator thereupon shall reconsider the issues raised by the motion and, promptly, either confirm or change the decision, which (except as provided by this Agreement) shall then be final and conclusive upon the parties. Neither this Paragraph 21 nor the submission of any claim to arbitration shall limit the Parties’ right to seek provisional remedies, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure Section 1281.8, and seeking such remedies shall not be deemed a waiver of such Party’s right to compel arbitration. Except for the provisional remedies described in the preceding sentence, arbitration pursuant to this Paragraph 21 shall be the exclusive remedy for any Arbitrable Dispute. Should Consultant or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Paragraph, the responding Party will be entitled to recover from the initiating Party all damages, expenses, and attorneys’ fees incurred as a result of the breach.

22. Disclosure of Personal Compensation Information. Consultant acknowledges that he was a “named executive officer” (as such term is defined in the rules and regulations of the Securities and Exchange Commission (“SEC”)) of the Company prior to his employment termination date, and as such, information regarding Consultant’s compensatory arrangements with the Company, including, among other things, the terms of this Agreement and any other agreement entered into with the Company (collectively, “Personal Compensation Information”), may be disclosed in filings with the SEC, State of California and/or other regulatory organizations. Consultant’s execution of this Agreement will serve as Consultant’s acknowledgement that the Personal Compensation Information may be publicly disclosed from time to time in filings with the SEC, State of California or otherwise as the Company deems necessary and appropriate.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above. The parties hereto agree that facsimile signatures shall be as effective as if originals.

Spy, Inc.	Michael Marckx

/s/ Jim McGinty for Seth Hamot	/s/ Michael Marckx
Seth Hamot
Chairman of the Board of Directors

EXHIBIT A

GENERAL RELEASE
OF ALL CLAIMS

1. For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned (the “Participant”) does hereby on behalf of the Participant and the Participant’s successors, assigns, heirs and any and all other persons claiming through the Participant, if any, and each of them, forever relieve, release, and discharge Spy, Inc. (“Spy”) and its respective predecessors, successors, assigns, owners, attorneys, representatives, affiliates, Spy corporations, subsidiaries (whether or not wholly-owned), divisions, partners and their officers, directors, agents, employees, servants, executors, administrators, accountants, investigators, insurers, and any and all other related individuals and entities, if any, and each of them (collectively, the “Released Parties”), in any and all capacities from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to attorneys’ fees), damages, actions and causes of action, of whatever kind or nature, including, without limiting the generality of the foregoing, any claims arising out of, based upon, or relating to the hire, employment, remuneration (including salary; bonus; incentive or other compensation; vacation, sick leave or medical insurance benefits; or other benefits) or termination of the Participant’s employment with Spy.

2. This release (“Release”) includes a release of any rights or claims the Participant may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment as to individuals forty years of age and older; the Older Workers Benefit Protection Act, which prohibits discrimination against older workers in all executive benefits; Title VII of the Civil Rights Act of 1964, as amended in 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the California Fair Employment and Housing Act, which prohibits discrimination based on race, color, religion, national origin, ancestry, physical or mental disability, medical condition, sex, pregnancy-related condition, marital status, age or sexual orientation; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the American with Disabilities Act, which prohibits discrimination against qualified individuals with disabilities; or any other federal, state or local laws or regulations which prohibit employment discrimination, restrict an employer’s right to terminate the Participant, or otherwise regulate employment. This Release also includes a release by the Participant of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of the Participant’s employment with Spy or the termination of that employment; any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions; and all claims under the Employee Retirement Income Security Act of 1974, such as claims relating to pension or health plan benefits. Notwithstanding anything else herein to the contrary, this Release shall not affect claims that relate to: (i) Participant’s right to enforce the terms of the Spy, Inc. Executive Severance Plan; (ii) any rights the Participant may have to indemnification from personal liability in accordance with the applicable charter, bylaws or other governing documents of Spy, to the extent such documents are not inconsistent with Section 2802 of the California Labor Code; (iii) the Participant’s right, if any, to government-providedunemployment benefits; (iv) the Participant’s vested rights under any of the Company’s retirement plans or equity plans; (vi) any rights the Participant may have to COBRA benefits; or (vii) any rights or claims that the law does not permit the Participant to release.

3. Notwithstanding any other provision of this Release, this Release does not apply to any rights or claims which arise after the execution of this Release.

4. This Release covers both claims that the Participant knows about and those the Participant may not know about. The Participant expressly waives all rights afforded by any statute (such as Section 1542 of the Civil Code of the State of California) which limits the effect of a release with respect to unknown claims. The Participant understands the significance of the Participant’s release of unknown claims and the Participant’s waiver of statutory protection against a release of unknown claims (such as under Section 1542). Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding the provisions of Section 1542, the Participant expressly acknowledges that this Release is intended to include both claims that the Participant knows about and those the Participant does not know or suspect to exist.

5. The Participant hereby represents and warrants that he or she has not filed, initiated, or prosecuted (or caused to be filed, initiated, or prosecuted) any lawsuit, complaint, charge, action, compliance review, investigation, or proceeding with respect to any claim this Release purports to waive, and the Participant covenants never to do so in the future, whether as a named plaintiff, class member, or otherwise. The Participant understands that this Release does not require him/her to withdraw, or prohibit him/her from filing, a charge with any government agency (such as the U.S. Equal Employment Opportunity Commission), as long as the Participant does not personally seek reinstatement, damages, remedies, or other relief as to any claim that the Participant released by signing this Release, as the Participant has waived any right the Participant might have had to any of those things.

If the Participant is ever awarded or recovers any amount as to a claim the Participant purported to waive in this Release, the Participant agrees that the amount of the award or recovery shall be reduced by the amounts he or she was paid under this Plan, increased appropriately for the time value of money, using an interest rate of 10% per annum. The Participant covenants never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction.

6. The provisions of this Release are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall be construed in accordance with its fair meaning and in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

7. The Participant is strongly encouraged to consult with an attorney before signing this Release. The Participant acknowledges that the Participant has been advised of this right to consult an attorney and the Participant understands that whether to do so is the Participant’s decision. The Participant acknowledges that Spy has advised the Participant that the Participant has twenty-one (21) days in which to consider whether the Participant should sign this Release and has advised the Participant that if the Participant signs this Release, the Participant has seven (7) days following the date on which the Participant signs the Release to revoke it and that the Release will not be effective until after this seven-day period had lapsed. The Participant has been advised that, in the event the Participant revokes the Release within seven (7) days of signing it, the Participant will not be entitled to receive the amounts that are being provided to the Participant in exchange for the Release. The Participant acknowledges that (a) the Participant took advantage of the 21-day consideration period to consider the Release before signing it, to the extent the Participant deemed appropriate; (b) the Participant carefully read the Release before signing it; (c) the Participant fully understands the Release; (d) the Participant is entering into the Release voluntarily; and (e) the Participant is receiving valuable consideration in exchange for Participant’s execution of the Release that Participant would not otherwise be entitled to receive.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:
Spy, Inc.

Date:

Michael Marckx

EXHIBIT B

SPY OPTIC

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

Employee Name: /s/ Michael Marckx

Effective Date: 3/27/12

As a condition of my becoming employed (or my employment being continued) by Spy Optic, a California corporation, or any of its current or future subsidiaries, affiliates (including subsidiaries of its parent corporation), successors or assigns (collectively, the "Company"), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1.           Relationship.  This Agreement will apply to my employment with the Company.  If that relationship ends and the Company either re-employs me or engages me as a consultant, I agree that this Agreement will also apply to such later employment or consulting relationship.  Any such employment or consulting relationship between the Company and me, whether commenced upon or after the date of this Agreement, is referred to herein as the "Relationship."

2.           Duties.  I will perform for the Company such duties as may be designated by the Company from time to time or that are otherwise within the scope of the Relationship and not contrary to instructions from the Company.  During the Relationship, I will devote my entire best business efforts to the interests of the Company and will not engage in (i) other employment or (ii) any other activities detrimental to the best interests of the Company without the prior approval of the Board of Directors of the Company.

3.           Confidential Information.

(a)           Protection of Information.  I agree, at all times during the term of the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, and not to otherwise disclose to any person, firm, corporation or other entity, without written authorization from the Company in each instance, any Confidential Information (as defined below) that I obtain, access or create during the term of the Relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or if such disclosure is required by law.  I further agree not to make copies of such Confidential Information except as authorized by the Company.

(b)           Confidential Information.  I understand that "Confidential Information" means information and physical material not generally known or available outside the Company and information and physical material entrusted to the Company in confidence by third parties.  Confidential Information includes, without limitation:  (i) Company Inventions (as defined below); (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, developments, inventions, laboratory notebooks, processes, formulas, techniques, biological materials, mask works, engineering designs and drawings, hardware configuration information, lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to me by the Company either directly or indirectly, whether in writing, electronically, orally, or by observation.

(c)           Third Party Information.  My agreements in this Section 3 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence.

(d)           Other Rights.  This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

4.           Ownership of Inventions

(a)           Inventions Retained and Licensed.  I have attached hereto, as Exhibit A, a complete list describing with particularity all Inventions (as defined below) that, as of the Effective Date, belong solely to me or belong to me jointly with others, and that relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Inventions at the time of signing this Agreement.

(b)           Use or Incorporation of Inventions.  If in the course of the Relationship, I use or incorporate into a product, process or machine any Invention not covered by Section 4(d) of this Agreement in which I have an interest, I will promptly so inform the Company.  Whether or not I give such notice, I hereby irrevocably grant to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute under all applicable intellectual properties without restriction of any kind.

(c)           Inventions.  I understand that "Inventions" means discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable.  I understand this includes, but is not limited to, any new product, machine, article of manufacture, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.  I understand that "Company Inventions" means any and all Inventions that I may solely or jointly author, discover, develop, conceive, or reduce to practice during the period of the Relationship, except as otherwise provided in Section 4(g) below.

(d)           Assignment of Company Inventions.  I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all Company Inventions.  I further acknowledge that all Company Inventions that are made by me (solely or jointly with others) within the scope of and during the period of the Relationship are "works made for hire" (to the greatest extent permitted by applicable law) and are compensated by my salary.  I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement of any and all Company Inventions.

(e)           Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Company Inventions made by me (solely or jointly with others) during the term of the Relationship.  The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format.  The records will be available to and remain the sole property of the Company at all times.  I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.  I agree to deliver all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Sections 5 and 6.

(f)           Patent and Copyright Rights.  I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world.  I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters of patents, copyright, mask work and other registrations related to such Company Inventions.  This power of attorney is coupled with an interest and shall not be affected by my subsequent incapacity.

(g)           Exception to Assignments.  I understand that the Company Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention which qualifies fully for exclusion under the provisions of applicable state law, if any, attached hereto as Exhibit B.  In order to assist in the determination of which inventions qualify for such exclusion, I will advise the Company promptly in writing, during and after the term of the Relationship, of all Inventions solely or jointly conceived or developed or reduced to practice by me during the period of the Relationship.

5.           Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.  I further agree that any property situated on the Company’s premises and owned by the Company and any computer provided by the Company I may use in connection with my duties for the Company during the Relationship, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  If I use a computer other than one provided by the Company in connection with my duties for the Company, I agree that I will make such computer available for inspection by a data analyst designated by the Company, subject to reasonable notice and a non-disclosure agreement obligating the Company and the analyst to maintain the confidentiality of personal information unrelated to the Company or my work for or on behalf of the Company.  I agree that, at the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.

6.           Termination Certification.  In the event of the termination of the Relationship, I agree to sign and deliver the "Termination Certification" attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certification shall in no way diminish my continuing obligations under this Agreement.

7.           Notice to Third Parties.  I understand and agree that the Company may, with or without prior notice to me and during or after the term of the Relationship, notify third parties of my agreements and obligations under this Agreement.

8.           Solicitation of Employees, Consultants and Other Parties.  I agree that during the term of the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.  Nothing in this Section 8 shall be deemed to restrict general advertising or general solicitations that are not targeted or directed to employees or consultants of the Company.  The provisions of this paragraph shall not apply to any Company employee or consultant who contacts me, directly or indirectly, on his or her own initiative and without any direct or indirect solicitation by me.  Further, during the Relationship and at any time following the termination of the Relationship for any reason, whether with or without cause, I shall not use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

9.           At-Will Relationship.  I understand and acknowledge that, except as may be otherwise explicitly provided in a separate written agreement between the Company and me, my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability, other than those provisions of this Agreement that explicitly survive the termination of the Relationship.

10.           Representations and Covenants.

(a)           Facilitation of Agreement.  I agree to execute promptly, both during and after the end of the Relationship, any proper oath, and to verify any proper document, required to carry out the terms of this Agreement, upon the Company’s written request to do so.

(b)           No Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into, with any third party, including without limitation any agreement to keep in confidence proprietary information or materials acquired by me in confidence or in trust prior to or during the Relationship.  I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party.  I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party.  I acknowledge and agree that I have listed on Exhibit A all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.), if any, with a current or former client, employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties for the Company or any obligation I may have to the Company.  I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c)           Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement, that I understand and have voluntarily accepted such provisions, and that I will fully and faithfully comply with such provisions.

11.           General Provisions.

(a)           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b)           Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and me relating to its subject matter and merges all prior discussions between us.  No amendment to this Agreement will be effective unless in writing signed by both parties to this Agreement.  The Company shall not be deemed hereby to have waived any rights or remedies it may have in law or equity, nor to have given any authorizations or waived any of its rights under this Agreement, unless, and only to the extent, it does so by a specific writing signed by a duly authorized officer of the Company, it being understood that, even if I am an officer of the Company, I will not have authority to give any such authorizations or waivers for the Company under this Agreement without specific approval by the Board of Directors.  Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c)           Severability.  If one or more of the provisions in this Agreement are deemed void or unenforceable to any extent in any context, such provisions shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected.

(d)           Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e)           Remedies.  I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security (or, where such a bond or security is required, I agree that a $1,000 bond will be adequate), in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(f)           ADVICE OF COUNSEL.  I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The parties have executed this Agreement on the respective dates set forth below, to be effective as of the Effective Date first above written.

COMPANY:	EMPLOYEE:
Spy Optic Inc.	/s/ Michael Marckx, an Individual
By: /s/ Michael Marckx
Name: Michael Marckx Title: Chief Executive Officer/President	(Signature)
Date:	Date:
Address: Attn: Lisa Spahn – HR 2070 Las Palmas Drive Carlsbad, CA 92011	Address:

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 4(a)

Title	Date	Identifying Number or Brief Description

___ No inventions, improvements, or original works of authorship

LIST OF AGREEMENTS THAT MAY RESTRICT MY ACTIVITIES
PURSUANT TO SECTION 10(b)

Counterparty	Date	Brief Description of Agreement and Applicable Restrictions

___ No such agreements
___ Additional sheets attached
Signature of Employee:
Print Name of Employee:
Date:

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)           Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)           Result from any work performed by the employee for the employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to ORANGE 21 NORTH AMERICA INC., a California corporation, its subsidiaries, affiliates, successors or assigns (collectively, the "Company").

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement (the "Agreement") signed by me, including the reporting of any Inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other confidential information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other Confidential Information as defined in Section 3(b) of the Agreement.

I further agree that for twelve (12) months from the date of this Certification, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.  Further, I shall not at any time use any Confidential Information as defined in Section 3(b) of the Agreement to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date:
________________________________
(Employee’s Signature)
________________________________
(Print Employee’s Name)